Exhibit (a)(3)






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May 12, 1999

TO:               UNIT HOLDERS OF BRAUVIN INCOME PROPERTIES L.P. 6

SUBJECT:          OFFER TO PURCHASE UNITS

Dear Unit Holder:

         As described in the enclosed Offer to Purchase and related Letters of Transmittal (the "Offer"), MACKENZIE PATTERSON SPECIAL FUND, L.P.; MACKENZIE PATTERSON SPECIAL FUND 3, LLC; MACKENZIE PATTERSON SPECIAL FUND 4, LLC; ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD.; ACCELERATED HIGH YIELD INSTITUTIONAL FUND I, LTD.; MORAGA-DEWAAY FUND, LLC; PREVIOUSLY OWNED MORTGAGE PARTNERSHIPS INCOME FUND, L.P.; MP VALUE FUND 5, LLC; and STEVEN GOLD (collectively the "Purchasers") are offering to purchase up to 785 Units of limited partnership interest (the "Units") in BRAUVIN INCOME PROPERTIES L.P. 6, a Delaware limited partnership(the "Partnership") at a purchase price equal to:

                                  $650 per Unit

        The Offer will provide you with an opportunity to liquidate all, or a portion of, your investment in BRAUVIN INCOME PROPERTIES L.P. 6 without the usual transaction costs associated with market sales or partnership transfer fees.

         After carefully reading the enclosed Offer, if you elect to tender your Units, mail (using the enclosed pre-addressed, postage paid envelope) or telecopy a duly completed and executed copy of the Letter of Transmittal (the gray form) and Change of Address forms, and any other documents required by the Letter of Transmittal, to the Depositary for the Offer at:

MacKenzie Patterson, Inc.,
1640 School Street
Moraga, California 94556
Telecopy: (925) 631-9119

         If you have any questions or need assistance, please call the Depository at 800-854-8357.

            This Offer expires (unless extended) June 25, 1999